BANK OF AMERICA                                    BUSINESS LOAN AGREEMENT
NATIONAL TRUST AND SAVINGS ASSOCIATION             (RECEIVABLES AND INVENTORY)
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This Agreement dated as of September 28, 1995, is between BANK OF AMERICA
NATIONAL TRUST AND SAVINGS ASSOCIATION (the "Bank") and HEATING & COOLING SUPPLY, INC. (the "Borrower").

1.      DEFINITIONS

In addition to the terms which are defined elsewhere in this Agreement, the following terms have the meanings indicated for the purposes of this Agreement:

1.1 "BORROWING BASE" means, as to the Borrower, a value of up to (i) eighty percent (80%) of the Eligible Accounts, plus (ii) (A) the lesser of (x) during the Higher Advance Rate Period sixty percent (60%) and at all other times fifty percent (50%) of Eligible Inventory consisting of finished goods inventory supplied by Rheem plus Two Million Five Hundred Thousand Dollars ($2,500,000) or
(y) eighty percent (80%) of Eligible Inventory consisting of finished goods inventory supplied by Rheem, plus (B) during the Higher Advance Rate Period sixty percent (60%) and at all other times fifty percent (50%) of the Eligible Inventory other than Eligible Inventory consisting of finished goods inventory supplied by Rheem, PROVIDED, HOWEVER, the maximum amount of the Borrowing Base which may be derived from (A) plus (B) above, shall not exceed Fifteen Million Five Hundred Thousand Dollars ($15,500,000).

In determining the value of Acceptable Inventory to be included in the Borrowing Base, the Bank will use the lowest of (i) the Borrower's cost determined on a first in first out weighted average method, (ii) the Borrower's estimated market value, or (iii) the Bank's reasonable independent determination of the resale value of such inventory in such quantities and on such terms as the Bank deems reasonably appropriate.

1.2 "ACCEPTABLE RECEIVABLE" means an account receivable which satisfies the following requirements:

(a) The account has resulted from the sale of goods or the performance of services by the Borrower in the ordinary course of the Borrower's business.

(b) There are no conditions which must be satisfied before the Borrower is entitled to receive payment of the account. Accounts arising from COD sales, consignments or guaranteed sales are not acceptable.

(c) The debtor upon the account does not claim any defense to payment and has not asserted any counterclaims or offsets against the Borrower. To the extent any credit balances exist in favor of the debtor, such credit balances shall be deducted from the account balance. To the extent that an invoice of that account is disputed, the disputed invoice shall be deducted from the account balance.

(d) The account represents a genuine obligation of the debtor for goods sold and accepted by the debtor, or for services performed for and accepted by the debtor.

(e) The Borrower has sent an invoice to the debtor in the amount of the account.

(f) The account is owned by the Borrower free of any title defects or any liens or interests of others except the security interest in favor of the Bank.

(g)     The debtor upon the account is not any of the following:

        (i) an employee, affiliate, parent or subsidiary of the Borrower, or an entity which has common officers or directors with the Borrower.
        (ii) the U.S. government or any agency or department of the U.S. government unless the Bank agrees in writing to accept the obligation and the Borrower complies with the procedures in the Federal Assignment of Claims Act of 1940 with respect to the obligation.
                                      -1-

        (iii)   any state, county, city, town or municipality.

        (iv) any person or entity located in a foreign country unless the account is supported by a letter of credit issued by a bank acceptable to the Bank.

        (v) any person or entity to whom the Borrower is obligated for goods purchased by the Borrower or for services performed for the Borrower. This will not exclude accounts upon which any such debtor is obligated to the extent that the accounts exceed the amount of the Borrower's obligation to such debtor.

(h) The account is not in default. An account will be considered in default if any of the following occur:

        (i) The account is not paid within the 90 day period starting on its invoice date;

        (ii) The debtor obligated upon the account suspends business, makes a general assignment for the benefit of creditors, or fails to pay its debts generally as they come due; or

        (iii) Any petition is filed by or against the debtor obligated upon the account under any bankruptcy law or any other law or laws for the relief of debtors.

(i) The account is not the obligation of a debtor who is in default (as defined above) on 25% or more of the accounts upon which such debtor is obligated.

(j) The account does not arise from the sale of goods which remain in the Borrower's possession or under the Borrower's control.

(k)     The account is not evidenced by a promissory note or chattel paper.

(l)     The account is otherwise acceptable to the Bank.

In addition to the foregoing limitations, the dollar amount of accounts included as Acceptable Receivables which are the obligations of a single debtor shall not exceed the concentration limit established for that debtor. To the extent the total of such accounts exceeds a debtor's concentration limit, the amount of any such excess shall be excluded. The concentration limit for each debtor shall be equal to 10% of the total amount of the Borrower's Acceptable Receivables at that time.

1.3 "ACCEPTABLE INVENTORY" means inventory which satisfies the following requirements:

(a) The inventory is owned by the Borrower free of any title defects or any liens or interests of others except the security interest in favor of the Bank.

(b) The inventory is permanently located at locations which the Borrower has disclosed to the Bank and which are acceptable to the Bank. If the inventory is covered by a negotiable document of title (such as a warehouse receipt) that document must be delivered to the Bank.

(c) The inventory is held for sale or use in the ordinary course of the Borrower's business and is of good and merchantable quality. Inventory which is obsolete, unsalable, damaged, defective, discontinued or slow-moving, or which has been returned by the buyer, is not acceptable. Display items, work-in-process and packing and shipping materials are not acceptable.

(d)     The inventory is not placed on consignment.

(e) Inventory which Bank in good faith exercised, in a commercially reasonable manner, deems as Acceptable Inventory.

1.4     "CREDIT LIMIT" means the amount of Twenty-Five Million Dollars
($25,000,000).

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2.      FACILITY NO. 1: LINE OF CREDIT AMOUNT AND TERMS

2.1     LINE OF CREDIT AMOUNT.

(a) During the availability period described below, the Bank will provide a line of credit to the Borrower. The amount of the line of credit (the "Facility 1 Commitment") is equal to the lesser of (i) the Credit
        Limit or (ii) the Borrowing Base.

(b) This is a revolving line of credit for advances with a within line facility for letters of credit. During the availability period, the Borrower may repay principal amounts and reborrow them.

(c) The Borrower agrees not to permit the outstanding principal balance of the line of credit plus the outstanding amounts of any letters of credit, including amounts drawn on letters of credit and not yet reimbursed, to exceed the Facility 1 Commitment. If the Borrower exceeds this limit, the Borrower will immediately pay the excess to the Bank upon the Bank's demand. The Bank may apply payments received from the Borrower under this Paragraph to the obligations of the Borrower to the Bank in the order and manner as the Bank, in its discretion, may determine.

2.2     AVAILABILITY   PERIOD.   The  line  of  credit  is  available  between
the date of this Agreement and October 1, 1998 (the "Facility No. 1 Expiration Date") unless the Borrower is in default.

2.3 CONDITIONS TO EACH EXTENSION OF CREDIT. Before each extension of credit under the line of credit, including the first, the Borrower will deliver the following to the Bank if requested by the Bank:

(a) a borrowing certificate, in form and detail satisfactory to the Bank, setting forth the Acceptable Receivables and the Acceptable Inventory on which the requested extension of credit is to be based;

(b) copies of the invoices or the record of invoices from the Borrower's sales journal for such Acceptable Receivables and a listing of the names and addresses of the debtors obligated thereunder; and

(c) copies of the delivery receipts, purchase orders, shipping instructions, bills of lading and other documentation pertaining to such Acceptable Receivables.

2.4     INTEREST RATE.

(a) Unless the Borrower elects an optional interest rate as described below, the interest rate is the Bank's Reference Rate minus one-half (.50) of a percentage point.

(b) The Reference Rate is the rate of interest publicly announced from time to time by the Bank in San Francisco, California, as its Reference Rate. The Reference Rate is set by the Bank based on various factors, including the Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above, or below the Reference Rate. Any change in the Reference Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank's Reference Rate.

2.5     REPAYMENT TERMS.

(a) The Borrower will pay interest on November 1, 1995, and then monthly thereafter until payment in full of any principal outstanding under this line of credit.

(b) The Borrower will repay in full all principal and any unpaid interest or other charges outstanding under this line of credit no later than the Facility No. 1 Expiration Date. Any amount bearing interest at an optional interest rate (as described below) may be repaid at the end of the applicable interest period, which shall be no later than the Facility No. 1 Expiration Date.

2.6 OPTIONAL INTEREST RATES. Instead of the interest rate based on the Bank's Reference Rate, the Borrower may elect to have all or portions of the line of credit (during the availability period) bear interest at the rate(s) described below during an interest period agreed to by the Bank and the Borrower. Each interest rate is a rate per year. Interest will be paid on the last day of each interest period, and on the first day of each month

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during the interest period. At the end of any interest period, the interest rate will revert to the rate based on the Reference Rate, unless the Borrower has designated another optional interest rate for the portion.

2.7 LIBOR RATE. The Borrower may elect to have all or portions of the principal balance bear interest at the LIBOR Rate plus nine-tenths (.90) of a percentage point.

Designation of a LIBOR Rate portion is subject to the following requirements:

(a) The interest period during which the LIBOR Rate will be in effect will be 7, 14, 21, 30, 60, 90, 180 or 365 days. The last day of the interest period will be determined by the Bank using the practices of the London inter-bank market.

(b) Each LIBOR Rate portion will be for an amount not less than Five Hundred Thousand Dollars ($500,000) for interest periods of 30 days or longer. For shorter maturities, each Libor Rate portion will be for an amount which, when multiplied by the number of days in the applicable interest-period, is not less than fifteen million (15,000,000) dollar days.

(c) The Borrower shall irrevocably request a LIBOR Rate portion no later than 9:00 a.m. San Francisco Time three (3) banking days before the commencement of the interest period.

(d) The "LIBOR Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

                       LIBOR Rate =            London Rate
                                    -----------------------------------
                                       (1.00 - Reserve Percentage)
        Where,

        (i) "London Rate" means the interest rate (rounded upward to the nearest l/16th of one percent) at which the Bank's London Branch, London, Great Britain, would offer U. S. dollar deposits for the applicable interest period to other major banks in the London inter-bank market at approximately 11:00 a.m. London time two (2) banking days before the commencement of the interest period.

        (ii) "Reserve Percentage" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

(e) The Borrower may not elect a LIBOR Rate with respect to any principal amount which is scheduled to be repaid before the last day of the applicable interest period.

(f) Any portion of the principal balance already bearing interest at the LIBOR Rate will not be converted to a different rate during its interest period.

(g) Each prepayment of a LIBOR Rate portion whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid and a prepayment fee as described below. A "prepayment" is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement. The prepayment fee shall be equal to the amount (if any) by which:

        (i) the additional interest which would have been payable during the interest period on the amount prepaid had it not been prepaid, exceeds

        (ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the London inter-bank market for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such portion (or the scheduled payment date for the amount prepaid, if earlier).

(h) The Bank will have no obligation to accept an election for a LIBOR Rate portion if any of the following described events has occurred and is continuing:

        (i) Dollar deposits in the principal amount, and for periods equal to the interest period, of a LIBOR Rate portion are not available in the London Inter-bank market; or

        (ii) the LIBOR Rate does not accurately reflect the cost of a LIBOR Rate portion.

2.8 CD RATE. The Borrower may elect to have all or portions of the principal balance of the line of credit bear interest at the CD Rate plus nine-tenths (.90) of a percentage point.

Designation of a CD Rate portion is subject to the following requirements:

(a) The interest period during which the CD Rate will be in effect will be 30, 60, 90, 180 or 365 days long (or, at the Bank's option, for other maturities requested by the Borrower).

(b) Each CD Rate portion will be for an amount not less than Five Hundred Thousand Dollars ($500,000).

(c) The Borrower may not elect a CD Rate with respect to any portion of the principal balance of the line of credit which is scheduled to be repaid before the last day of the applicable interest period.

(d) Any portion of the principal balance of the line of credit already bearing interest at the CD Rate will not be converted to a different rate during its interest period.

(e) The "CD Rate" means the interest rate determined by the following formula. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period, and will be rounded upward to the nearest 1/100 of one percent.)

            CD Rate  =  CERTIFICATE OF DEPOSIT RATE  +  Assessment Rate
                        ---------------------------
                        (1.00 - Reserve Percentage)
        Where,

        (i) "Assessment Rate" means the annual assessment rate that is payable to the Federal Deposit Insurance Corporation (or any successor) ("FDIC") by a member of the Bank Insurance Fund that is classified as well capitalized and within supervisory subgroup "A" (or a comparable successor assessment risk classification within the meaning of 12 C.F.R.ss.327.3(d)) for insuring time deposits at offices of such member in the United States. If the FDIC ceases to assess time deposits based upon such classifications, then the Bank shall, in its discretion, select an appropriate successor Assessment Rate from among the range of annual assessment rates that are payable to the FDIC by commercial banks for insuring time deposits at offices of such banks in the United States.

        (ii) "Certificate of Deposit Rate" means the arithmetic average of the rates of interest bid by two or more certificate of deposit dealers for the purchase at face value of certificates of deposit:

                bullet    with a term equal to the applicable CD Rate interest
                          period;
                bullet    in an amount equal to the CD Rate portion; and
                bullet    issued by major United States banks.

                The certificate of deposit dealers will be selected by the Bank and will be of recognized standing.

        (iii) "Reserve Percentage" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for:

                bullet    non-personal time deposits in the United States;

                bullet in the amount of One Hundred Thousand Dollars ($100,000) or more;

                bullet with a term equal to the applicable CD Rate interest period.

                The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

(f) Each prepayment of a CD Rate portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee equal to the amount (if any) by which:

        (i) the additional interest which would have been payable on the amount prepaid had it not been paid until the last day of the interest period, exceeds

        (ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the certificate of deposit market for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such portion.

(g) The Bank will have no obligation to accept an election for a CD Rate portion if any of the following described events has occurred and is continuing:

        (i) Dollar deposits in the principal amount, and for periods equal to the interest period, of a CD Rate portion are not available in the certificate of deposit market; or

        (ii) the CD Rate does not accurately reflect the cost of a CD Rate portion.

2.9 OFFSHORE RATE. The Borrower may elect to have all or portions of the principal balance of the line of credit bear interest at the Offshore Rate plus nine-tenths (.90) of a percentage point.

Designation of an Offshore Rate portion is subject to the following requirements:

(a) The interest period during which the Offshore Rate will be in effect will be one year or less. The last day of the interest period will be determined by the Bank using the practices of the offshore dollar inter-bank market.

(b) Each Offshore Rate portion will be for an amount not less than Five Hundred Thousand Dollars ($500,000) for interest periods of 30 days or longer. For shorter maturities, each Offshore Rate portion will be for an amount which, when multiplied by the number of days in the applicable interest period, is not less than fifteen million (15,000,000) dollar-days.

(c) The "Offshore Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

                    Offshore Rate = GRAND CAYMAN RATE
                                    ---------------------------
                                    (1.00 - Reserve Percentage)
        Where,

        (i) "Grand Cayman Rate" means the interest rate (rounded upward to the nearest 1/16th of one percent) at which the Bank's Grand Cayman Branch, Grand Cayman, British West Indies, would offer U.S. dollar deposits for the applicable interest period to other major banks in the offshore dollar inter-bank markets.

        (ii) "Reserve Percentage" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in the Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

(d) The Borrower may not elect an Offshore Rate with respect to any portion of the principal balance of the line of credit which is scheduled to be repaid before the last day of the applicable interest period.

(e) Any portion of the principal balance of the line of credit already bearing interest at the Offshore Rate will not be converted to a different rate during its interest period.

(f) Each prepayment of an Offshore Rate portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee equal to the amount (if any) by which:

        (i) the additional interest which would have been payable on the amount prepaid had it not been paid until the last day of the interest period, exceeds

        (ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the offshore dollar market for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such portion.

(g) The Bank will have no obligation to accept an election for an Offshore Rate portion if any of the following described events has occurred and is continuing:

        (i) Dollar deposits in the principal amount, and for periods equal to the interest period, of an Offshore Rate portion are not available in the offshore dollar inter-bank market; or

        (ii) the Offshore Rate does not accurately reflect the cost of an Offshore Rate portion.

2.10 LETTERS OF CREDIT. This line of credit may be used for financing standby letters of credit with a maximum maturity of 365 days but not to extend beyond the Facility No. 1 Expiration Date. The amount of the letters of credit outstanding at any one time (including amounts drawn on the letters of credit and not yet reimbursed) may not exceed One Million Dollars ($1,000,000).

The Borrower agrees:

(a) any sum drawn under a letter of credit may, at the option of the Bank, be added to the principal amount outstanding under this Agreement. The principal amount will bear interest and be due as described elsewhere in this Agreement.

(b) if there is a default under this Agreement, to immediately prepay and make the Bank whole for any outstanding letters of credit.

(c) the issuance of any letter of credit and any amendment to a letter of credit is subject to the Bank's written approval and must be in form and content satisfactory to the Bank and in favor of a beneficiary acceptable to the Bank.

(d) to sign the Bank's form Application and Agreement for Standby Letter of Credit.

(e) to pay any issuance and/or other fees that the Bank notifies the Borrower will be charged for issuing and processing letters of credit for the Borrower.

(f) to allow the Bank to automatically charge its checking account for applicable fees, discounts, and other charges.

3.      FACILITY NO. 2: LINE OF CREDIT AMOUNT AND TERMS

3.1     LINE OF CREDIT AMOUNT.

(a) During the availability period described below, the Bank will provide a line of credit to the Borrower. The amount of the line of credit (the "Facility 2 Commitment") is Five Hundred Thousand Dollars
        ($500,000).

(b) This is a non-revolving line of credit for equipment loans. Any amount borrowed, even if repaid before the end of the availability period, permanently reduces the remaining available line of credit.

(c) Each equipment loan shall be used to purchase equipment for use in the Borrower's business. All equipment acquired with the proceeds of such advances shall be free and clear of any security interests, liens, encumbrances or rights of others except the security interests of the Bank under any security agreements required under this Agreement. Each request for an equipment loan shall be accompanied by a copy of the purchase order or invoice for the equipment to be purchased with the proceeds of the advance. The amount of each advance shall not exceed 80% of the purchase price of such equipment if it is new, or 80% of the liquidation value of used equipment determined by an appraiser approved by the Bank.

(d) Each equipment loan must be for at least One Hundred Thousand Dollars ($100,000), or for the amount of the remaining available line of credit, if less.

(e) The Borrower will execute a promissory note in form and substance satisfactory to the Bank at the time each equipment loan is made and each equipment loan shall be repaid at the times and in the amounts set forth in such promissory note.

(f) The Borrower agrees not to permit the outstanding principal balance of the line of credit to exceed the Facility 2 Commitment. Currently, one note exists under this line of credit in the amount of $281,778.71.

3.2 AVAILABILITY PERIOD. The line of credit is available between the date of this Agreement and October 1, 1998 (the "Facility No. 2 Expiration Date") unless the Borrower is in default.

3.3 INTEREST RATE. The interest rate is the Bank's Reference Rate plus one-quarter (.25) of a percentage point.

3.4     REPAYMENT TERMS.

(a) The Borrower will pay interest on November 1, 1995, and then monthly thereafter until payment in full of any principal outstanding under this line of credit.

(b) The principal amount of each equipment loan will be amortized for a term of sixty (60) months and repaid in such monthly installments commencing with the first day of the month following the date the equipment loan is made, provided however, that on the Facility No. 2 Expiration Date, the Borrower will repay the remaining principal balance plus any interest then due.

(c) The Borrower may prepay any equipment loan in full or in part at any time. The prepayment will be applied to the most remote installment of principal due under this Agreement.

4.      FEES AND EXPENSES

4.1 FACILITY NO. 1 LOAN FEE. The Borrower agrees to pay a Fifty Thousand Dollar ($50,000) fee due on or before the date of execution of this Agreement.

4.2     EXPENSES.

(a) The Borrower agrees to immediately repay the Bank for expenses that include, but are not limited to, filing, recording and search fees, appraisal fees, title report fees, and documentation fees.

(b) The Borrower agrees to reimburse the Bank for any expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable attorneys' fees, including any allocated costs of the Bank's in-house counsel.

(c) The Borrower agrees to reimburse the Bank for the cost of periodic audits and appraisals of the personal property collateral securing this Agreement, at such intervals as the Bank may reasonably require. The audits and appraisals may be performed by employees of the Bank or by independent appraisers. As long as the Borrower is not in default, the maximum amount which the Borrower will be required to reimburse the Bank for all audits and appraisals during any calendar year will be limited to Four Thousand Five Hundred Dollars ($4,500).

5.      COLLATERAL

5.1 PERSONAL PROPERTY. The Borrower's obligations to the Bank under this Agreement will be secured by personal property the Borrower now owns or will own in the future as listed below. The collateral is further defined in security agreement(s) executed by the Borrower. In addition, all personal property collateral securing this Agreement shall also secure all other present and future obligations of the Borrower to the Bank (excluding any consumer credit covered by the federal Truth in Lending law, unless the Borrower has otherwise agreed in writing). All personal property collateral securing any other present or future obligations of the Borrower to the Bank shall also secure this Agreement.

(a)     Machinery, equipment, and fixtures.

(b)     Inventory.

(c)     Receivables.

6.      DISBURSEMENTS, PAYMENTS AND COSTS

6.1 REQUESTS FOR CREDIT. Each request for an extension of credit will be made in writing in a manner acceptable to the Bank, or by another means acceptable to the Bank.

6.2 DISBURSEMENTS AND PAYMENTS. Each disbursement by the Bank and each payment by the Borrower will be:

(a) made at the Bank's branch (or other location) selected by the Bank from time to time;

(b) made for the account of the Bank's branch selected by the Bank from time to time;

(c) made in immediately available funds, or such other type of funds selected by the Bank;

(d) evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes.

6.3     TELEPHONE AUTHORIZATION.

(a) The Bank may honor telephone instructions for advances or repayments or for the designation of optional interest rates given by any one of the individuals authorized to sign loan agreements on behalf of the Borrower, or any other individual designated by any one of such authorized signers.

(b) Advances will be deposited in and repayments will be withdrawn from the Borrower's account number 14503-00097, or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower.

(c) The Borrower indemnifies and excuses the Bank (including its officers, employees, and agents) from all liability, loss, and costs in connection with any act resulting from telephone instructions it reasonably believes are made by any individual authorized by the Borrower to give such instructions. This indemnity and excuse will survive this Agreement's termination.

6.4     DIRECT DEBIT (PRE-BILLING).

(a) The Borrower agrees that the Bank will debit the Borrower's deposit account number 14503-00097, or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower (the "Designated Account") on the date each payment of principal and interest and any fees from the Borrower becomes due (the "Due Date"). If the Due Date is not a banking day, the Designated Account will be debited on the next banking day.

(b) Approximately 1 day prior to each Due Date, the Bank will mail to the Borrower a statement of the amounts that will be due on that Due Date (the "Billed Amount"). The calculation will be made on the assumption that no new extensions of credit or payments will be made between the date of the billing statement and the Due Date, and that there will be no changes in the applicable interest rate.

(c) The Bank will debit the Designated Account for the Billed Amount, regardless of the actual amount due on that date (the "Accrued Amount"). If the Billed Amount debited to the Designated Account differs from the Accrued Amount, the discrepancy will be treated as follows:

        (i) If the Billed Amount is less than the Accrued Amount, the Billed Amount for the following Due Date will be increased by the amount of the discrepancy. The Borrower will not be in default by reason of any such discrepancy.

        (ii) If the Billed Amount is more than the Accrued Amount, the Billed Amount for the following Due Date will be decreased by the amount of the discrepancy.

        Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding. The Bank will not pay the Borrower interest on any overpayment.

(d) The Borrower will maintain sufficient funds in the Designated Account to cover each debit. If there are insufficient funds in the Designated Account on the date the Bank enters any debit authorized by this Agreement, the debit will be reversed.

6.5 BANKING DAYS. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in California. For amounts bearing interest at an offshore rate
(if any), a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in California and dealing in offshore dollars. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

For amounts bearing interest at a LIBOR Rate, a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in California, New York and London and dealing in offshore dollars.

6.6 TAXES. The Borrower will not deduct any taxes from any payments it makes to the Bank. If any government authority imposes any taxes on any payments made by the Borrower, the Borrower will pay the taxes and will also pay to the Bank, at the time interest is paid, any additional amount which the Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such taxes had not been imposed. Upon request by the Bank, the Borrower will confirm that it has paid the taxes by giving the Bank official tax receipts (or notarized copies) within 30 days after the due date. However, the Borrower will not pay the Bank's net income taxes.

6.7 ADDITIONAL COSTS. The Borrower will pay the Bank, on demand, for the Bank's reasonable costs or losses arising from any statute or regulation, or any request or requirement of a regulatory agency which is applicable to all national banks or a class of all national banks. The costs and losses will be allocated to the loan in a manner determined by the Bank, using any reasonable method. The costs include the following:

(a)     any reserve or deposit requirements; and

(b) any capital requirements relating to the Bank's assets and commitments for credit.

6.8 INTEREST CALCULATION. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used.

6.9 INTEREST ON LATE PAYMENTS. At the Bank's sole option in each instance, any amount not paid when due under this Agreement (including interest) shall bear interest from the due date at the Bank's Reference Rate plus 1.00 percentage point This may result in compounding of interest.

6.10 DEFAULT RATE. Upon the occurrence and during the continuation of any default under this Agreement, advances under this Agreement will at the option of the Bank bear interest at a rate per annum which is 2.00 percentage points higher than the rate of interest otherwise provided under this Agreement. This will not constitute a waiver of any event of default.

6.11 OVERDRAFTS. At the Bank's sole option in each instance, the Bank may do one of the following :

(a) The Bank may make advances under this Agreement to prevent or cover an overdraft on any account of the Borrower with the Bank. Each such advance will accrue interest from the date of the advance or the date on which the account is overdrawn, whichever occurs first, at the interest rate described in this Agreement.

(b) The Bank may reduce the amount of credit otherwise available under this Agreement by the amount of any overdraft on any account of the Borrower with the Bank.

This paragraph shall not be deemed to authorize the Borrower to create overdrafts on any of the Borrower's accounts with the Bank.

6.12 PAYMENTS IN KIND. The proceeds of collections of the Borrower's accounts receivable, when received by the Bank in kind, shall be credited to interest, principal, and other sums owed to the Bank under this Agreement in the order and proportion determined by the Bank in its sole discretion. All such credits will be conditioned upon collection and any returned items may, at the Bank's option, be charged to the Borrower.

7.      CONDITIONS

The Bank must receive the following items, in form and content acceptable to the Bank, before it is required to extend any credit to the Borrower under this
Agreement:

7.1 AUTHORIZATIONS. Evidence that the execution, delivery and performance by the Borrower (and each guarantor) of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

7.2 SECURITY AGREEMENTS. Signed original security agreements, assignments, financing statements and fixture filings (together with collateral in which the Bank requires a possessory security interest), which the Bank requires.

7.3 EVIDENCE OF PRIORITY. Evidence that security interests and liens in favor of the Bank are valid, enforceable, and prior to all others' rights and interests, except those the Bank consents to in writing. All title documents for motor vehicles must show the Bank's interest.

7.4 LANDLORD'S WAIVER AND CONSENT. For any personal property collateral located on real property which is subject to a mortgage or deed of trust or which is not owned by the Borrower, a Landlord's Waiver and Consent from the owner of the real property and the holder of any mortgage or deed of trust as set forth on the attached Schedule "A."

7.5 INSURANCE. Evidence of insurance coverage, as required in the "Covenants" section of this Agreement.

7.6 SUBORDINATION AGREEMENTS. Subordination agreements in favor of the Bank signed by Rheem Manufacturing Company and Watsco, Inc.

7.7 APPRAISALS. Appraisals prepared by appraisers acceptable to the Bank with respect to the liquidation value of the Borrower's equipment as required under Paragraph 3.1 of this Agreement.

7.8 OTHER REQUIRED DOCUMENTATION. An inventory repurchase agreement, in form satisfactory to the Bank, provided by PACE Industries, Inc., and Rheem Manufacturing Company.

7.9 CONDITIONS TO EACH EQUIPMENT LOAN ADVANCE. Before each extension of credit under the Facility No. 2, including the first, a promissory note pursuant to paragraph 3.1(e) above.

7.10    OTHER ITEMS.  Any other items that the Bank reasonably requires.

8.      REPRESENTATIONS AND WARRANTIES

When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewed representation.

8.1 ORGANIZATION OF BORROWER. The Borrower is a corporation duly formed and existing under the laws of the state where organized.

8.2 AUTHORIZATION. This Agreement, and any instrument or agreement required hereunder, are within the Borrower's powers, have been duly authorized, and do not conflict with any of its organizational papers.

8.3 ENFORCEABLE AGREEMENT. This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

8.4 GOOD STANDING. In each state in which the Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.

8.5 NO CONFLICTS. To the best of Borrower's knowledge this Agreement does not conflict with any law, agreement, or obligation by which the Borrower is bound.

8.6 FINANCIAL INFORMATION. All financial and other information that has been or will be supplied to the Bank, is:

(a) sufficiently complete to give the Bank accurate knowledge of the Borrower's (and any guarantor's) financial condition.

(b)     in form and content required by the Bank.

(c)     in compliance with all government regulations that apply.

8.7 LAWSUITS. There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower which, if lost, would impair the Borrower's financial condition or ability to repay the loan, except as have been disclosed in writing to the Bank.

8.8 COLLATERAL. All collateral required in this Agreement is owned by the grantor of the security interest free of any title defects or any liens or interests of others.

8.9 PERMITS, FRANCHISES. The Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

8.10 OTHER OBLIGATIONS. The Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

8.11 INCOME TAX RETURNS. The Borrower has no knowledge of any pending assessments or adjustments of its income tax for any year.

8.12 NO EVENT OF DEFAULT. To the best of Borrower's knowledge there is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

8.13    MERCHANTABLE  INVENTORY.   All  inventory  which  is  included  in  the
Borrowing Base is of good and merchantable quality and free from defects.

8.14    ERISA PLANS.

(a) To the best of Borrower's knowledge the Borrower has fulfilled its obligations, if any, under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and has not incurred any liability with respect to any Plan under Title IV of ERISA.

(b) To the best of Borrower's knowledge no reportable event has occurred under Section 4043(b) of ERISA for which the PBGC requires 30 day notice.

(c) No action by the Borrower to terminate or withdraw from any Plan has been taken and no notice of intent to terminate a Plan has been filed under Section 4041 of ERISA.

(d) No proceeding has been commenced with respect to a Plan under Section 4042 of ERISA, and no event has occurred or condition exists which might constitute grounds for the commencement of such a proceeding.

(e)     The following terms have the meanings indicated for purposes of this
        Agreement:

        (i) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

        (ii) "ERISA" means the Employee Retirement Income Act of 1974, as amended from time to time.

        (iii) "PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

        (iv) "Plan" means any employee pension benefit plan maintained or contributed to by the Borrower and insured by the Pension Benefit Guaranty Corporation under Title IV of ERISA.

8.15 LOCATION OF BORROWER. The Borrower's place of business (or, if the Borrower has more than one place of business, its chief executive office) is located at the address listed under the Borrower's signature on this Agreement.

9.      COVENANTS

The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

9.1 USE OF PROCEEDS FOR FACILITY NO. 1. To use the proceeds of the revolving line of credit only for operating capital.

9.2 USE OF PROCEEDS FOR FACILITY NO. 2. To use the proceeds of the non-revolving line of credit only for purchasing equipment.

9.3 FINANCIAL INFORMATION. To provide the following financial information and statements and such additional information as requested by the Bank from time to time:

(a) Within 120 days of the Borrower's fiscal year end, the Borrower's annual financial statements accompanied by a management letter. These financial statements must be audited (with an unqualified opinion) by a Certified Public Accountant ("CPA") acceptable to the Bank.

(b) Within 30 days of the period's end, the Borrower's monthly financial statements. These financial statements may be Borrower prepared.

(c) Within 60 days of the Borrower's fiscal year end, the Borrower's annual projections prepared on a monthly basis including a balance sheet, income statement and cash flows.

(d) Within the period(s) provided in (a) and (b) above, a compliance certificate of the Borrower signed by the Chief Financial Officer or the President of the Borrower setting forth (i) the information and computations (in sufficient detail) to establish that the Borrower is in compliance with all financial covenants at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether here exists as of the date of the certificate, any default under this Agreement and, if any such default exists, specifying the nature thereof and the action the Borrower is taking and proposes to take with respect thereto.

(e) A borrowing certificate setting forth the respective amounts of Acceptable Receivables and Acceptable Inventory as of the last day of each month within twenty (20) days after month end, and if requested by the Bank copies of the invoices or the record of invoices from the Borrower's sales journal for such Acceptable Receivables and copies of the delivery receipts, purchase orders, shipping instructions, bills of lading and other documentation pertaining to such Acceptable Receivables.

(f) Statements showing an aging and reconciliation of the Borrower's receivables within twenty (20) days after the end of each month.

(g) A statement showing an aging of accounts payable within twenty (20) days after the end of each month.

(h) If the Bank requires the Borrower to deliver the proceeds of accounts receivable to the Bank upon collection by the Borrower, a schedule of the amounts so collected and delivered to the Bank.

(i) An inventory listing and a shrinkage report, within twenty (20) days after the end of each month; the listing must include a description of the inventory, its location and cost, and such other information as the Bank may require. The shrinkage report may be reported on the borrowing certificate.

(j) A listing of the names and addresses of all debtors obligated upon the Borrower's accounts receivable within thirty (30) days after the end of each fiscal year.

(k) Promptly upon the Bank's request, such other statements, lists of property and accounts, budgets, forecasts or reports as to the Borrower and as to each guarantor of the Borrower's obligations to the Bank as the Bank may request.

(l) Copies of Watsco, Inc.'s 10-K Annual Report, Form 10-Q Quarterly Report and Form 8-K Current Report within 30 days after the date of filing with the Securities and Exchange Commission.

9.4 QUICK RATIO. To maintain a ratio of quick assets to current liabilities of at least .40:1.0, measured on a quarterly basis.

"Quick assets" means cash, short-term cash investments, net trade receivables and marketable securities not classified as long-term investments. For the purpose of calculating this ratio, current liabilities shall include long term debt owed to the Bank, outstandings under the Facility No. 1 Commitment

9.5 TANGIBLE NET WORTH. To maintain tangible net worth equal to at least the sum of the following:

(a)     Eleven Million Dollars ($11,000,000); plus

(b) the sum of 35% of net income after income taxes (without subtracting losses) earned in each quarterly accounting period commencing after December 31, 1995.

(c)     measured on an annual basis.

"Tangible net worth" means the gross book value of the Borrower's assets (excluding goodwill, patents, trademarks, trade names, organization expense, treasury stock, unamortized debt discount and expense, deferred research and development costs, deferred marketing expenses, and other like intangibles, and monies due from affiliates, officers, directors or shareholders of the Borrower) plus debt subordinated to the Bank in a manner acceptable to the Bank (using the Bank's standard form) less total liabilities, including but not limited to accrued and deferred income taxes, and any reserves against assets.

9.6 TOTAL LIABILITIES TO TANGIBLE NET WORTH RATIO. To maintain a ratio of total liabilities not subordinated to tangible net worth not exceeding 2.50:1.0, measured on a quarterly basis.

"Total liabilities not subordinated" means the sum of current liabilities plus long term liabilities, excluding debt subordinated to the Borrower's obligations to the Bank in a manner acceptable to the Bank, using the Bank's standard form.

9.7 DEBT SERVICE COVERAGE RATIO. To maintain a Debt Coverage Ratio of at least 1.35:1.0.

"Debt Service Coverage Ratio" means the ratio of the sum of net income after taxes, plus interest expense, non-cash expenditures, depreciation and amortization plus new shareholder equity injections and new subordinated debt less dividends divided by the sum of current portion of long term debt and capitalized leases plus interest expense. This ratio will be calculated at the end of each fiscal quarter, using the results of that quarter and each of the 3 immediately preceding quarters. The current portion of long term debt will be measured as of the last day of the preceding fiscal year.

9.8 LIMITATION ON LOSSES. Not incur cumulative losses of more than Five Hundred Thousand Dollars ($500,000) in any one fiscal year, measured on a quarterly basis.

9.9 OTHER DEBTS. Not to have outstanding or incur any direct or contingent debts or lease obligations (other than those to the Bank), or become liable for the debts of others without the Bank's written consent.

This does not prohibit:

(a)     Acquiring goods, supplies, or merchandise on normal trade credit.

(b) Endorsing negotiable instruments received in the usual course of business.

(c)     Obtaining surety bonds in the usual course of business.

(d) Additional debts and lease obligations for the acquisition of fixed or capital assets, to the extent permitted elsewhere in this Agreement.

(e) Additional debts and lease obligations for business purposes which do not exceed a total principal amount of One Million One Hundred Thousand Dollars ($1,100,000) in any one fiscal year.

(f) Debts subordinated to the Bank in a form and substance acceptable to the Bank.

(g)     Direct or contingent debt or lease obligations currently existing.

9.10 OTHER LIENS. Not to create, assume, or allow any security interest or lien (including judicial liens) on property the Borrower now or later owns, except:

(a)     Deeds of trust and security agreements in favor of the Bank.

(b)     Liens resulting from those obligations allowed under paragraph 9.8 (e).

(c)     Liens for taxes not yet due.

(d)     Liens currently existing.

9.11 CAPITAL EXPENDITURES. Not to spend or incur obligations (excluding capital leases) for more than Five Hundred Thousand Dollars ($500,000) in any single fiscal year to acquire fixed or capital assets.

9.12 DIVIDENDS. Not to declare or pay any dividends on any of its shares in excess of:

(a)     One Hundred Thirty Thousand Dollars ($130,000) on preferred stock; and

(b) 50% of the net income after taxes for the preceding year on common stock.

9.13    NOTICES TO BANK.  To promptly notify the Bank in writing of:

(a) any lawsuit over Five Hundred Thousand Dollars ($500,000) against the Borrower (or any guarantor).

(b) any substantial dispute between the Borrower (or any guarantor) and any government authority.

(c)     any failure to comply with this Agreement.

(d) any material adverse change in the Borrower's (or any guarantor's) financial condition or operations.

(e) any change in the Borrower's name, legal structure, place of business, or chief executive office if the Borrower has more than one place of business.

9.14    BOOKS AND RECORDS.  To maintain adequate books and records.

9.15 AUDITS. To allow the Bank and its agents to inspect the Borrower's properties and examine, audit and make copies of books and records at any reasonable time. If any of the Borrower's properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank's requests for information concerning such properties, books and records.

9.16 COMPLIANCE WITH LAWS. To comply with the laws (including any fictitious name statute), regulations, and orders of any government body with authority over the Borrower's business.

9.17 PRESERVATION OF RIGHTS. To maintain and preserve all rights, privileges, and franchises the Borrower now has.

9.18 MAINTENANCE OF PROPERTIES. To make any repairs, renewals, or replacements to keep the Borrower's properties in good working condition.

9.19 PERFECTION OF LIENS. To help the Bank perfect and protect its security interests and liens, and reimburse it for related costs it incurs to protect its security interests and liens.

9.20 COOPERATION. To take any action requested by the Bank to carry out the intent of this Agreement.

9.21    INSURANCE.

(a) INSURANCE COVERING COLLATERAL. To maintain all risk property damage insurance policies covering the tangible property comprising the collateral. Each insurance policy must be in an amount acceptable to the Bank. The insurance must be issued by an insurance company acceptable to the Bank and must include a lender's loss payable endorsement in favor of the Bank in a form acceptable to the Bank.

(b) GENERAL BUSINESS INSURANCE. To maintain insurance satisfactory to the Bank as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of the Borrower's properties, public liability insurance including coverage for contractual liability, product liability and workers' compensation, and any other insurance which is usual for the Borrower's business.

(c) EVIDENCE OF INSURANCE. Upon the request of the Bank, to deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

9.22 ADDITIONAL NEGATIVE COVENANTS. Not to, without the Bank's written consent:

(a) engage in any business activities substantially different from the Borrower's present business.

(b)     liquidate or dissolve the Borrower's business.

(c) enter into any consolidation, merger, pool, joint venture, syndicate, or other combination.

(d) lease, or dispose of all or a substantial part of the Borrower's business or the Borrower's assets.

(e) acquire or purchase a business or its assets for a consideration, including assumption of debt, in excess of Two Hundred Fifty Thousand Dollars ($250,000) in any fiscal year, provided however, that the acquisitions entail no assumption of direct or contingent obligations of the acquired entities, their employees or principals.

(f) sell or otherwise dispose of any material assets for less than fair market value, or enter into any sale and leaseback agreement covering any of its fixed or capital assets.

(g) voluntarily suspend its business for more than 5 days in any 30 day period.

9.23    ERISA PLANS.  To give prompt written notice to the Bank of:

(a) The occurrence of any reportable event under Section 4043(b) of ERISA for which the PBGC requires 30 day notice.

(b) Any action by the Borrower to terminate or withdraw from a Plan or the filing of any notice of intent to terminate under Section 4041 of ERISA.

(c)     Any notice of noncompliance made with respect to a Plan under
        Section 4041(b) of ERISA.

(d)     The commencement of any proceeding with respect to a Plan under
        Section 4042 of ERISA.

10.     HAZARDOUS WASTE INDEMNIFICATION

The Borrower will indemnify and hold harmless the Bank from any loss or liability directly or indirectly arising out of the use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or presence of a hazardous substance. This indemnity will apply whether the hazardous substance is on, under or about the Borrower's property or operations or property leased to the Borrower. The indemnity includes but is not limited to attorneys' fees (including the reasonable estimate of the allocated cost of in-house counsel and staff). The indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys and assigns. For these purposes, the term "hazardous substances" means any substance which is or becomes designated as "hazardous" or "toxic" under any federal, state or local law. This indemnity will survive repayment of the Borrower's obligations to the Bank.

11.     DEFAULT

If any of the following events occur, the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice. If an event of default occurs under the paragraph entitled "Bankruptcy," below, with respect to the Borrower, then, the entire debt outstanding under this Agreement will automatically become due immediately.

11.1 FAILURE TO PAY. The Borrower fails to make a payment under this Agreement within 15 days after the date when due.

11.2 LIEN PRIORITY. The Bank fails to have an enforceable first lien (except for any prior liens to which the Bank has consented in writing) on or security interest in any property given as security for this loan.

11.3 FALSE INFORMATION. The Borrower has given the Bank false or misleading information or representations.

11.4 BANKRUPTCY. The Borrower (or any guarantor) files a bankruptcy petition, a bankruptcy petition is filed against the Borrower (or any guarantor), or the Borrower (or any guarantor) makes a general assignment for the benefit of creditors.

11.5 RECEIVERS. A receiver or similar official is appointed for the Borrower's (or any guarantor's) business, or the business is terminated.

11.6 JUDGMENTS. Any judgments or arbitration awards are entered against the Borrower (or any guarantor); or the Borrower (or any guarantor) enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of Two Hundred Fifty Thousand Dollars ($250,000) or more in excess of any insurance coverage, and such judgment or arbitration award shall remain undischarged, unvacated, unbonded or unstayed for a period of 45 days or in any event 5 days prior to the time of any proposed sale under any such judgment.

11.7 GOVERNMENT ACTION. Any government authority takes action that the Bank believes materially adversely affects the Borrower's (or any guarantor's) financial condition or ability to repay.

11.8 MATERIAL ADVERSE CHANGE. A material adverse change occurs in the Borrower's (or any guarantor's) financial condition, properties or prospects, or ability to repay the loan.

11.9 CROSS-DEFAULT. Any default occurs under any agreement in connection with any credit in excess of One Hundred Thousand Dollars ($100,000) any Borrower (or any guarantor) has obtained from anyone else or which any Borrower (or any guarantor) has guaranteed.

11.10 DEFAULT UNDER RELATED DOCUMENTS. Any guaranty, subordination agreement, security agreement, or other document required by this Agreement is violated or no longer in effect.

11.11 OTHER BANK AGREEMENTS. The Borrower (or any guarantor) fails to meet the conditions of, or fails to perform any obligation under any other agreement the Borrower (or any guarantor) has with the Bank or any affiliate of the bank, which failure continues unremedied for more than 15 days following written notice from the Bank.

11.12 ERISA PLANS. The occurrence of any one or more of the following events with respect to the Borrower, provided such event or events could reasonably be expected, in the judgment of the Bank, to subject the Borrower to any tax, penalty or liability (or any combination of the foregoing) which, in the aggregate, could have a material adverse effect on the financial condition of the Borrower with respect to a Plan:

(a) A reportable event shall occur with respect to a Plan which is, in the reasonable judgment of the Bank likely to result in the termination of such Plan for purposes of Title IV of ERISA.

(b) Any Plan termination (or commencement of proceedings to terminate a Plan) or the Borrower's full or partial withdrawal from a Plan.

11.13 OTHER BREACH UNDER AGREEMENT. The Borrower fails to meet the conditions of, or fails to perform any obligation under, any term of this Agreement not specifically referred to in this Article. If, in the Bank's opinion, the breach is capable of being remedied, the breach will not be considered an event of default under this Agreement for a period of 15 days after the date on which the Bank gives written notice to such Borrower; provided, however, that the Bank will not be obligated to extend any additional credit to the Borrowers during that period.

11.14 CHANGE OF OWNERSHIP. Watsco, Inc. and Rheem Manufacturing Company shall at all times fail to own 100% of the capital stock of the Borrower.

12.     ENFORCING THIS AGREEMENT; MISCELLANEOUS

12.1 GAAP. Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

12.2    CALIFORNIA LAW. This Agreement is governed by California law.

12.3 SUCCESSORS AND ASSIGNS. This Agreement is binding on the Borrower's and the Bank's successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank's prior consent. The Bank may sell participations in or assign this loan with the Borrower's consent, and which consent shall not be unreasonably withheld, and may exchange financial information about the Borrower with actual or potential participants or assignees; provided that such actual or potential participants or assignees shall agree to treat all financial information exchanged as confidential. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

12.4    ARBITRATION.

(a) This paragraph concerns the resolution of any controversies or claims between the Borrower and the Bank, including but not limited to those that arise from:

        (i) This Agreement (including any renewals, extensions or modifications of this Agreement);

        (ii) Any document, agreement or procedure related to or delivered in connection with this Agreement;

        (iii)   Any violation of this Agreement; or

        (iv) Any claims for damages resulting from any business conducted between the Borrower and the Bank, including claims for injury to persons, property or business interests (torts).

(b) At the request of the Borrower or the Bank, any such controversies or claims will be settled by arbitration in accordance with the United States Arbitration Act. The United States Arbitration Act will apply even though this Agreement provides that it is governed by California law.

(c) Arbitration proceedings will be administered by the American Arbitration Association and will be subject to its commercial rules of arbitration.

(d) For purposes of the application of the statute of limitations, the filing of an arbitration pursuant to this paragraph is the equivalent of the filing of a lawsuit, and any claim or controversy which may be arbitrated under this paragraph is subject to any applicable statute of limitations. The arbitrators will have the authority to decide whether any such claim or controversy is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis.

(e) If there is a dispute as to whether an issue is arbitrable, the arbitrators will have the authority to resolve any such dispute.

(f) The decision that results from an arbitration proceeding may be submitted to any authorized court of law to be confirmed and enforced.

(g) The procedure described above will not apply if the controversy or claim, at the time of the proposed submission to arbitration, arises from or relates to an obligation to the Bank secured by real property located in California. In this case, both the Borrower and the Bank must consent to submission of the claim or controversy to arbitration. If both parties do not consent to arbitration, the controversy or claim will be settled as follows:

        (i) The Borrower and the Bank will designate a referee (or a panel of referees) selected under the auspices of the American Arbitration Association in the same manner as arbitrators are selected in Association-sponsored proceedings;

        (ii) The designated referee (or the panel of referees) will be appointed by a court as provided in California Code of Civil Procedure Section 638 and the following related sections;

        (iii) The referee (or the presiding referee of the panel) will be an active attorney or a retired judge; and

        (iv) The award that results from the decision of the referee (or the panel) will be entered as a judgment in the court that appointed the referee, in accordance with the provisions of California Code of Civil Procedure Sections 644 and 645.

(h)     This provision does not limit the right of the Borrower or the Bank to:

        (i)     exercise self-help remedies such as setoff;

        (ii) foreclose against or sell any real or personal property collateral; or

        (iii) act in a court of law, before, during or after the arbitration proceeding to obtain:

                (A)     an interim remedy; and/or

                (B)     additional or supplementary remedies.

(i) The pursuit of or a successful action for interim, additional or supplementary remedies, or the filing of a court action, does not constitute a waiver of the right of the Borrower or the Bank, including the suing party, to submit the controversy or claim to arbitration if the other party contests the lawsuit. However, if the controversy or claim arises from or relates to an obligation to the Bank which is secured by real property located in California at the time of the proposed submission to arbitration, this right is limited according to the provision above requiring the consent of both the Borrower and the Bank to seek resolution through arbitration.

(j) If the Bank forecloses against any real property securing this Agreement, the Bank has the option to exercise the power of sale under the deed of trust or mortgage, or to proceed by judicial foreclosure.

12.5 SEVERABILITY; WAIVERS. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

12.6 ADMINISTRATION COSTS. The Borrower shall pay the Bank for all reasonable costs incurred by the Bank in connection with administering this Agreement.

12.7 ATTORNEYS' FEES. The Borrower shall reimburse the Bank for any reasonable costs and attorneys' fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and including any amendment, waiver, "workout" or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys' fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. As used in this paragraph, "attorneys' fees" includes the allocated costs of the Bank's in-house counsel.

12.8 ONE AGREEMENT. This Agreement and any related security or other agreements required by this Agreement, collectively:

(a) represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit;

(b) replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and

(c) are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

12.9 DISPOSITION OF SCHEDULES, REPORTS, ETC. DELIVERED BY BORROWER. The Bank will not be obligated to return any schedules, invoices, statements, budgets, forecasts, reports or other papers delivered by the Borrower. The Bank will destroy or otherwise dispose of such materials at such time as the Bank, in its discretion, deems appropriate.

12.10 RETURNED MERCHANDISE. Until the Bank exercises its rights to collect the accounts receivable as provided under any security agreement required under this Agreement, the Borrower may continue its present policies for returned merchandise and adjustments. Credit adjustments with respect to returned merchandise shall be made immediately upon receipt of the merchandise by the Borrower or upon such other disposition of the merchandise by the debtor in accordance with the Borrower's instructions. If a credit adjustment is made with respect to any Acceptable Receivable, the amount of such adjustment shall no longer be included in the amount of such Acceptable Receivable in computing the Borrowing Base.

12.11 VERIFICATION OF RECEIVABLES. The Bank may at any time, either orally or in writing, request confirmation from any debtor of the current amount and status of the accounts receivable upon which such debtor is obligated.

12.12 INDEMNIFICATION. The Borrower agrees to indemnify the Bank against, and hold the Bank harmless from, all claims, actions, losses, costs and expenses (including attorneys' fees and allocated costs for in-house legal services) incurred by the Bank and arising from any contention, whether well-founded or otherwise, that there has been a failure to comply with any law regulating the Borrower's sales or leases to or performance of services for debtors obligated upon the Borrower's accounts receivable and disclosures in connection therewith. This indemnity will survive repayment of the Borrower's obligations to the Bank and termination of this Agreement.

12.13 NOTICES. All notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, to the addresses on the signature page of this Agreement, or to such other addresses as the Bank and the Borrower may specify from time to time in writing.

12.14 HEADINGS. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

12.15 PRIOR AGREEMENT SUPERSEDED. This Agreement supersedes the Senior Revolving Credit Agreement entered into as of October 15, 1990, between the Bank and the Borrower, and any credit outstanding thereunder shall be deemed to be outstanding under this Agreement.

This Agreement is executed as of the date stated at the top of the first page.

BANK OF AMERICA
NATIONAL TRUST AND SAVINGS ASSOCIATION    HEATING & COOLING SUPPLY, INC.

X  /s/ SUSAN J. PEPPING                    X  /s/ MARK T. ANDERSON
 -------------------------------------     -----------------------------------
BY:       SUSAN J. PEPPING                BY:      MARK T. ANDERSON
TITLE:    VICE PRESIDENT                  TITLE:   VICE PRESIDENT, FINANCE



ADDRESS WHERE NOTICES TO THE BANK         ADDRESS WHERE NOTICES TO THE BORROWER
ARE TO BE SENT:                           ARE TO BE SENT:

San Diego RCBO #1450
450 B Street                              3980 Home Avenue
San Diego, California  92101              San Diego, California  92105